Exhibit 5.1

Pamela Scott General Counsel Human Resources One Court Square Long Island City, NY 11120

May 20, 2016

Citigroup Inc.

388 Greenwich Street

New York, NY 10013

Ladies and Gentlemen:

I am General Counsel—Human Resources of Citigroup Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 20,000,000 shares of Citigroup Inc. common stock, $.01 par value (the “Shares”) for issuance in accordance with the terms of the Citigroup 2014 Stock Incentive Plan (as amended and restated effective April 26, 2016), as approved by stockholders on April 26, 2016 (the “Plan”).

In connection with the foregoing, I or attorneys under my supervision have examined the Restated Certificate of Incorporation and By-Laws of the Company, as amended, the Plan, resolutions duly adopted by the Board of Directors of the Company relating to the Plan, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents. I further assume that awards under the Plan will have been duly authorized, that award agreements evidencing awards under the Plan will have been executed and delivered by duly authorized persons, and that any certificates representing Shares issued pursuant to the Plan will be properly executed by authorized officers of the Company or other duly authorized persons.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the terms and conditions of the applicable award agreement and the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Delaware. My opinion is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ PAMELA SCOTT
Pamela Scott General Counsel—Human Resources